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
                                                            Exhibit 12.1


          UAL Corporation and Subsidiary Companies

      Computation of Ratio of Earnings to Fixed Charges


                                            Six Months Ended
                                                June 30
                                            1997        1996
                                              (In Millions)
                                            ----------------
Earnings:

   Earnings before income taxes and
     extraordinary item                   $  559      $  382
   Fixed charges, from below                 482         548
   Undistributed earnings of affiliates      (40)        (32)
   Interest capitalized                      (50)        (39)
                                           -----       -----
     Earnings                             $  951      $  859
                                           =====       =====

Fixed charges:

   Interest expense                       $  140      $  159
   Portion of rental expense
    representative of the interest factor    342         389
                                           -----       -----
     Fixed charges                        $  482      $  548
                                           =====       =====

Ratio of earnings to fixed charges          1.97        1.57
                                           =====       =====

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